Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

Exhibit 5.1

August 10, 2022

Atlanticus Holdings Corporation

Five Concourse Parkway, Suite 300

Atlanta, Georgia 30328

Re: At-the-Market Offering Prospectus Supplement

Dear Ladies and Gentlemen:

We have acted as counsel to Atlanticus Holdings Corporation, a Georgia corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3, file number 333-255834 (the registration statement, including all information deemed to be a part thereof pursuant to Rule 430B of the general rules and regulations under the Securities Act (as defined below), the exhibits and schedules thereto and all documents incorporated by reference therein, is herein referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 6, 2021 and declared effective under the Securities Act on May 13, 2021, including the base prospectus contained therein (the “Base Prospectus”), and the preparation of the prospectus supplement, dated August 10, 2022 (the “Prospectus Supplement,” and together with the Base Prospectus and all documents incorporated by reference therein, the “Prospectus”), related to the offer and sale from time to time of up to $100,000,000 in aggregate amount of the Company’s (i) 7.625% Series B Cumulative Perpetual Preferred Stock, no par value per share (the “Preferred Stock”), and (ii) 6.125% Senior Notes Due 2026 (the “Notes” and, together with the Preferred Stock, the “Offered Securities”) pursuant to the At Market Issuance Sales Agreement (the “Sales Agreement”), dated as of August 10, 2022, by and between the Company and B. Riley Securities, Inc.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of all such documents as we considered necessary to enable us to render this opinion, including but not limited to the following documents (hereinafter collectively referred to as the “Transaction Documents”):

a.	the Registration Statement, including the Prospectus;

b.	the Articles of Incorporation of the Company, as amended through the date hereof, certified as of a recent date by an officer of the Company (the “Articles of Incorporation”);

Atlanticus Holdings Corporation Re: At-the-Market Offering Prospectus Supplement August 10, 2022 Page 2

c.

the Company’s Amended and Restated Articles of Amendment Establishing the 7.625% Series B Cumulative Perpetual Preferred Stock, as amended through the date hereof, certified as of a recent date by an officer of the Company (the “Amended and Restated Articles of Amendment”);

d.	the Amended and Restated Bylaws of the Company, as amended through the date hereof, certified as of a recent date by an officer of the Company;

e.

the resolutions adopted by the Board of Directors of the Company (the “Board”) and by a duly authorized committee thereof, relating to the offer and sale of the Offered Securities pursuant to the Sales Agreement (the “Resolutions”), certified as of a recent date by an officer of the Company;

f.	a certificate of good standing of the Company from the Secretary of State of the State of Georgia;

g.	the Sales Agreement;

h.

the Indenture, dated as of November 22, 2021 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank, National Association), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 22, 2021, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Existing Indenture”); and

i.

such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

i.	each individual executing or delivering any of the Transaction Documents, whether on behalf of such individual or another person, is legally competent to do so;

ii.	each individual executing or delivering any of the Transaction Documents on behalf of a party (other than the Company) is duly authorized to do so;

iii.	all Transaction Documents submitted to us as originals are authentic;

iv.

the form and content of all Transaction Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Transaction Documents as executed and delivered;

v.	all Transaction Documents submitted to us as certified or photostatic copies conform to the original documents;

vi.	all signatures on all Transaction Documents are genuine;

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vii.	all public records reviewed or relied upon by us or on our behalf are true and complete;

viii.	all statements and information contained in the Transaction Documents are true and complete;

ix.	there has been no oral or written modification of or amendment to any of the Transaction Documents;

x.	there has been no waiver of any provision of any of the Transaction Documents, by action or conduct of the parties or otherwise; and

xi.	a sufficient number of authorized but unissued shares of Preferred Stock will be available for issuance when shares of Preferred Stock are issued and sold under the Sales Agreement.

We note that the Preferred Stock is convertible into shares of the Company’s common stock, no par value per share (“Common Stock”), only if certain future events specified in Section 8 of the Amended and Restated Articles of Amendment relating to the Preferred Stock occur. Because we do not know whether those events will ever occur or the circumstances that may exist if and when they occur, we do not express any opinion with respect to the shares of Common Stock issuable upon conversion of the Preferred Stock.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of: (i) any bankruptcy, insolvency, reorganization, preference, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally; (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; or (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

With respect to the Transaction Documents, we express no opinion as to (i) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency; (ii) any provision providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) any provision for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (iv) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (vi) any provision requiring the payment of interest on interest; (vii) the creation, validity, attachment, perfection, or priority of any lien or security interest; (viii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ix) waivers of broadly or vaguely stated rights; (x) provisions for exclusivity, election or cumulation of rights or remedies; (xi) provisions authorizing or validating conclusive or discretionary determinations; (xii) grants of setoff rights; (xiii) proxies, powers and trusts; (xiv) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xv) provisions purporting to make a guarantor primarily liable rather than as a surety; (xvi) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (xvii) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (xviii) compliance with any usury laws; (xix) the severability, if invalid, of provisions to the foregoing effect; (xx) the securities or “Blue Sky” laws of any state to the offer or sale of the Offered Securities; and (xxi) the antifraud provisions of the securities or other laws of any jurisdiction.

Atlanticus Holdings Corporation Re: At-the-Market Offering Prospectus Supplement August 10, 2022 Page 4

We also have assumed, with your consent, that: (i) the Notes will be issued pursuant to a second supplemental indenture between the Company and the Trustee (the “Second Supplemental Indenture” and, together with the Existing Indenture, the “Indenture”), (ii) each of the Sales Agreement and the Existing Indenture have been, and the Second Supplemental Indenture will be, duly authorized, executed and delivered by the parties thereto other than the Company; (iii) each of the Sales Agreement and the Indenture will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (iv) the status of each of the Sales Agreement and the Indenture as legally valid and binding obligations of the parties thereto will not be affected by any (a) breaches of, or defaults under, any agreements or instruments, (b) violations of any statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, any governmental authorities or other third parties.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	the Company is a corporation duly incorporated and validly existing in good standing under and by virtue of the laws of the State of Georgia;

2.

when (a) the purchase price or prices for the shares of Preferred Stock to be offered and sold from time to time under the Sales Agreement have been duly established and approved by resolutions duly adopted by the Board, or a duly authorized committee thereof and (b) such shares of Preferred Stock have been issued and delivered by the Company against payment of such purchase price or prices, as the case may be, in accordance with the Sales Agreement and resolutions duly adopted by the Board, or a duly authorized committee thereof, such shares of Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable; and

3.

when (a) the Second Supplemental Indenture has been duly authorized by all necessary corporate action of the Company (including, without limitation, the adoption by the board of directors of the Company of a resolution in form and content as required by applicable law duly authorizing the execution and delivery of the Second Supplemental Indenture) and duly executed and delivered by the Company and the Trustee, (b) the purchase price or prices for the Notes to be offered and sold from time to time under the Sales Agreement have been duly established and approved by resolutions duly adopted by the Board, or a duly authorized committee thereof, (c) the Notes have been duly authorized, executed and delivered pursuant to the Indenture, and (d) the Notes have been issued and delivered by the Company against payment of such purchase price or prices, as the case may be, in accordance with the Sales Agreement and resolutions duly adopted by the Board, or a duly authorized committee thereof, such Notes will be legally issued binding obligations of the Company enforceable against the Company in accordance with their respective terms.

Atlanticus Holdings Corporation Re: At-the-Market Offering Prospectus Supplement August 10, 2022 Page 5

We are, in this opinion, opining only on the laws of the State of Georgia and, with respect to the opinion set forth in paragraph 3 above, the internal laws of the State of New York. We do not express any opinion herein concerning any other statutes, rules or regulations. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Georgia and the State of New York, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to a Current Report filed on Form 8-K (the “Form 8-K”), to be filed by the Company with the Commission on or about the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of the name of this firm therein and under the section “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP